Exhibit 99.1

CONTACT:
Edward B. Kornfeld
President
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300


                              FOR IMMEDIATE RELEASE
               PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
                              ENDED MARCH 31, 2005

Syosset, NY - May 13, 2005 - Porta Systems Corp. (OTCBB:PYTM) today reported operating income for the quarter ended March 31, 2005 of $1,545,000 compared to operating income of $1,151,000 for the quarter ended March 31, 2004.

The Company reported net income of $1,203,000, or $0.12 per share (basic and diluted), for the quarter ended March 31, 2005 as compared with a net income of $828,000, or $0.08 per share (basic and diluted), for the comparable quarter of 2004.

Sales for all units were $7,615,000 for the quarter ended March 31, 2005 versus $8,100,000 for the quarter ended March 31, 2004, a decrease of $485,000 (6%). Copper Connection/Protection sales were $5,707,000 versus $5,972,000 for the quarters ended March 31, 2005 and 2004, respectively. This 4% decrease reflected a decline in sales to British Telecommunications. Signal Processing sales for the quarter ended March 31, 2005 were $1,656,000 versus $1,303,000 for the quarter ended March 31, 2004, an increase of $353,000 (27%). This increase resulted from our ability to ship orders from backlog on a more timely basis than in the comparable period of 2004. OSS sales were $208,000 for the quarter ended March 31, 2005 versus $811,000 for the quarter ended March 31, 2004, a decrease of $603,000 (74%). The decreased sales resulted from the reduction in the scope of our OSS operations. Because of continuing losses in the OSS division, combined with difficulties in marketing OSS products in view of our financial condition, we limit our OSS activities to the performance of maintenance and warranty services. We anticipate that our OSS operations will become an increasingly less important part of our overall business.

The overall gross margin for all business units was 41% for the quarter ended March 31, 2005, compared to 39% for the quarter ended March 31, 2004. This increase is from our Line and Signal Processing segments, somewhat offset by a decrease in the OSS margin.


                                    - more -

Porta Systems Corp. Press Release                                         Page 2
May 13, 2005


Operating expenses for the quarter ended March 31, 2005 decreased by $381,000 (19%), compared to the first quarter of 2004. This decrease relates primarily to the reduction in the scope of our OSS operations.

The Company's Copper Connection/Protection and the Signal Processing business units operated profitably during the quarter ended March 31, 2005, with operating income of $1,573,000 and $698,000, respectively. The OSS unit incurred an operating loss of $273,000 for the quarter.

On March 31, 2005, the Company's outstanding senior debt, including accrued interest, was $25,615,000. On March 23, 2005, the maturity date of the senior debt was extended to July 1, 2005. The extension was granted by SHF IX LLC, an affiliate of Stonehill Financial, LLC, which purchased the Company's senior debt from Wells Fargo Foothill, Inc. during the third quarter of 2004. We cannot give any assurance that the holder of the senior debt will extend the loan beyond July 1, 2005. If the holder does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due to the senior lender, we will not be able to continue in business.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company's filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2004 and the Management's Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.


                            -See Accompanying Table-

                      Porta Systems Corp. and Subsidiaries
                 Condensed Consolidated Statement of Operations
                             Quarter ended March 31,
                     (in thousands except per share amounts)

                                                        Quarter ended
                                                          March  31,
                                                         2005    2004
                                                       ------- -------

Sales                                                  $7,615  $8,100
                                                       ------- -------

Gross profit                                            3,143   3,130

Total operating expenses                                1,598   1,979
                                                       ------- -------

Operating income                                        1,545   1,151

Interest expense, net                                    (325)   (323)
                                                       ------- -------



Income before income taxes                              1,220     828


Income tax expense                                        (17)    ---

                                                       ------- -------


Net income                                             $1,203    $828
                                                      =======  =======

Per share data:
--------------

Basic per share amounts:
-----------------------

Net income per share                                    $0.12   $0.08
                                                       ======= =======

Weighted average shares
 Outstanding                                            9,972   9,972
                                                       ======= =======

Diluted per share amounts:
-------------------------

Net income per share                                    $0.12   $0.08
                                                       ======= =======

Weighted average shares
 Outstanding                                           10,005   9,972
                                                       ======= =======